Exhibit 99.1

Kaiser Aluminum Corporation Announces Appointment of Hugh (Jack) J. Barger, III as EVP – Sales and Marketing

December 18, 2025

FRANKLIN, Tenn.--(BUSINESS WIRE)-- Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser Aluminum") today announced that Hugh (Jack) J. Barger, III has been appointed as the Company’s Executive Vice President – Sales and Marketing, effective January 1, 2026. This transition is part of the Company’s succession planning with Mr. Barger assuming the role and responsibilities of Blain A. Tiffany, the Company’s current Executive Vice President – Sales and Marketing in connection with his anticipated retirement. Mr. Barger joined the Company in June 2025 as the Company’s Senior Vice President – Sales and Marketing.

"Since joining the Company, Jack has successfully taken on growing responsibilities in our commercial organization as part of our planned transition. His background and experience make him the ideal candidate to step into Blain’s role,” said Keith A. Harvey, Chairman, President and Chief Executive Officer.

Mr. Barger brings over 25 years of progressive experience in the metals industry. Prior to joining the Company, he was President at Central Steel & Wire from 2021 to 2024 and previously held the position of Vice President of Sales at Central Steel & Wire. Prior to that, Jack held advancing leadership roles at A.M. Castle & Company. Jack’s proven leadership, extensive background and P&L experience at the executive level make him exceptionally well-suited for this role.

About Kaiser Aluminum Corporation

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, automotive extrusions, and other industrial applications. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

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